QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1(c)

CERTIFICATE OF INCORPORATION

OF

BEAZER ALLIED COMPANIES HOLDINGS, INC.

I.

        The name of the Corporation is Beazer Allied Companies Holdings, Inc. (the "Corporation").

II.

        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19801, in the County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

III.

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

        The total number of shares of stock which the Corporation has the authority to issue is one thousand (1,000) shares of Common Stock having a par value of one cent ($.01) per share (hereinafter called "Common Stock").

V.

        The management of the business and conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws of the Corporation.

VI.

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the By-Laws of the Corporation subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

VII.

        Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the By-Laws of the Corporation shall so provide.

VIII.

        No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

IX.

        The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

        The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until their successors elected and qualify, are:

Name	Address
Brian C. Beazer	1000 Abernathy Road, Suite 1200 Atlanta, GA 30328
Ian J. McCarthy	1000 Abernathy Road, Suite 1200 Atlanta, GA 30328

X.

        The name and address of the incorporator is as follows:

Name	Address
Elizabeth H. Noe	Paul, Hastings, Janofsky & Walker LLP 600 Peachtree Street NE, Suite 2400 Atlanta, GA 30308

        The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is her act and deed on this 25th day of September, 2003.

/s/ ELIZABETH H. NOE Elizabeth H. Noe, Incorporator

QuickLinks

  Exhibit 3.1(c)
CERTIFICATE OF INCORPORATION OF BEAZER ALLIED COMPANIES HOLDINGS, INC.